Stock Right Pledge Agreement

The Stock Right Pledge Agreement is signed by and between the following both parties on December 27, 2007.

Party A: Century City Infrastructure Facility Co. Ltd.
Address: Room 1199, Silicon Valley Mansion, No.1198 Silicon Valley Street, Changchun Hi-tech Development Zone.

Party B: Gong Li, Chinese citizen.
Chinese ID No.: 230106196212031743
Address: No.209 Building 1, Xinzhonghuan Apartment, Yixiu Garden, Haidian District, Beijing
Yu Mao, Chinese citizen.
Chinese ID No.: 44030119560928411X
Address: No.408 Unit 4, Building 15, Ludan Village, Binhe Road, Luohu District, Shenzhen, Guangdong
(Gong Li and Yu Mao are referred to as “Party B”)

Whereas:
1.
Whereas Party A is a legal and valid wholly foreign owned enterprise established according to the laws of the People’s Republic of China. A series of agreements as such <<Business Cooperation and Consulting Service Agreement>> (hereinafter referred to as “Service Agreement”) were signed by and between Party A and Party B who owns the Shanghai New Century City Infrastructure Co., Ltd (hereinafter referred to as “ New Century”) on   2007.

2.
Whereas Party B, the citizen of the People’s Republic of China( hereinafter referred to as “China”) holds 100% shares of New Century, which is a limited company established according to the laws of China in Shanghai.

3.
Whereas in order to guarantee that Party A could legally charge the technical consulting service under the Service Agreement from Party B who owns New Century, Party B shall pledge his whole shares in New Century as the charge of technical consulting service under Service Agreement.

Whereas the statement above-mentioned, the both parties conclude the agreement as per the following conditions and terms through negotiation:

1  Definition
Unless otherwise stipulated in the agreement, the following terms mean:
1.1	Pledge right means the whole content of 2 in the agreement.
1.2	Stock right means 100% of the whole shares of New Century held by Party B legally
1.3	Pledge rate means the proportion between the value of the pledged shares under the agreement and exclusive technical consulting service charge.
1.4	Pledge term means the period stipulated in condition3.2 in the agreement.
1.5	Service agreement means the <<Business Cooperation and Consulting Service Agreement>> signed by and between New Century and Party A on 2007.
1.6	Events of default mean the items listed in 7 in the agreement.
1.7	Notice of default means the notice sent by Party A to declare the events of default as per the agreement.
1.8
2  Pledge Right
2.1	Party B shall pledge all the shares held by him in New Century to Party A as the guaranty of Party B\’s technical consulting service charge under the Service Agreement.
2.2	Pledge right under the agreement means the priority owned by Party A to be paid by discount of shares given by Party B to Party A as pledge, legal auction or sale of shares.

3  Pledge Rate and Pledge Term
Pledge Rate
The stock pledge rate under the agreement is all 100%.
3.2	Pledge Term
3.2.1	The pledge comes into effect since the day when the agreement is signed.
3.2.2
During the time of pledge, if New Century fails to pay for the technical consulting service charge as per the agreement, Party A will have the right to exercise the pledge right according to the stipulations in the agreement.

4  Possession and Treatment of the Evidence of the Pledge Right
4.1
In the pledge term of the agreement, Party B shall let Party A keep the capital contribution certificate and name list of shareholders. Party B shall render the said certificate and name list to Party A within one week after the day when the agreement is signed.

4.2	Party A has the right to get the bonus brought by stock right.

5  Party B’s Declaration and Promise
5.1	Party B is the legal owner of the stock right.
5.2	Anytime, once Party A exercise his right according to the agreement, any other party shall not disturb him.
5.3	Party A has the right to implement or assign the pledge right.
5.4	Party B doesn’t create any other pledge right on stock right except to Party B.

6  Party B’s Promise
6.1.1
Party B shall not assign the stock right, create any pledge that may affect Party A’s rights and benefit, or allow it to exist without Party A’s approval in advance, except assigning the stock right to Party A or the person appointed by him according to the exlusive purchase rights agreement entered into among Party A , Party B and New Century. on  2007.

6.1.2
Party B shall abide by and execute the provisions of all the laws and rules concerning the pledge. When receiving the notices, instructures or advice sent or made by the relevant authorities, Party B shall conform to them above-mentioned or put forward dissenting opinions and statements concerning them above-mentioned as per Party A’s reasonable requirement or agreement.

6.1.3
Party B shall inform PartyA of any event or information that may affect Party B’s stock right or any other right, and change Party B’s any promise, obligation or affect Party B’s performance obligation in the agreement.

6.2
Party B guarantee that the right, which Party A has to implement the pledge right as per the conditions and terms in the agreement, shall not be interrupted or hampered in the law procedure by Party B, his heir, his trustor or any other person.

6.3
In order to protect or complete the guaranty of payment for the technical consulting service charge under Service Agreement in the agreement, Party B promises to sign the agreement honestly, promote other party with benefits conceining pledge right to sign the certificate of right, contract asked by Party A, and/or perform and promote other relevant parties to perform the action asked by Party A, provide convenience for Party A to exercise the rights granted in the agreement, sign all relevant change documents of certificate of stock right with Party A or the person appionted by him (natural person or legal entity)and render all the relevant necessary notice, order and decision concerning pledge right to Party A.

6.4
Party B promises to conform to and perform all the guaranty, promise, agreement, statements and conditions for Party A’s favor. In case Party B fails to conform to the above stipulations, he shall pay Party A for all the losses arising from thereof.

7  Events of Default
The following items are all regarded as events of default:
7.1.1	New Century fails to pay for the due technical consulting service charge under Service Agreement on time and completely;
7.1.2	There are substantial misleading or wrong words in the declaration and promise of 5 made by Party B, and/or Party B breaks the declaration and promise in 5 of the agreement;
7.1.3	Party B breaks the promises of 6 in the agreement.
7.1.4	Party B violates any condition and term in the agreement;
7.1.5	Apart from the stipulations of 6.1.1 in the agreement, Party B gives up the pledged stock right or assigns it without the written approval given by Party A;
7.1.6
Party B’s ability of performance obligations under the agreement is regarded to be affected by Party A, due to Party B’s any other external load, guaranty, promise or other oligations of repayment: (1)They are asked to repay or perform in advance because of agreement violation; or(2) They are not repayed or performed on due time.;

7.1.7	Party B couldn’t repay the general debt due or other debts;
7.1.8	The agreement is considered as unlegal or Party B couldn’t continue to perform the obligations under the agreement due to the issue of the relevant laws;
7.1.9
All the agreements, allowances, approvals or authorizations, granted by government authority and necessary for the agreement to be carried out, legalized or enter into effect, are withdrawn, interrupted, invalid or there are substantial modifications in them;

7.1.10	Party B’s ablity of performance obligation under the agreement is regarded to be affected by Party A due to unfavorable condition of property owned by Party B;
7.1.11	The heir or agent of New Century could only perform part of the payment obligation under Service Agreement or defy to perform it.;
7.1.12	The other conditions under which Party A could not exercise and deal with pledge right according to the relevant laws;
7.2	Party B shall give a written notice of the items to Party A, if he knows or finds the any event in 7.1 above-mentioned or the event that may lead to their happening has taken place.
7.3
Unless the events of default listed in 7.1 have been solved satisfyingly for Party A’s favor, Party A could ask Party B to pay at once all the debt and other payables or deal with pledge right as per the stipulation of Article8 in the agreement, through sending the written notice of violation to Party B when Party B is violating the agreement or anytime after it happened.

8  Party A’s Right
8.1
Party B shall not assign the stock right without the written approval given by Party A, before the technical consulting service charge dispulated stipulated in Service Agreement is not completely paid up.

8.2	When Party A exercises pledge right, he shall send the notice of violation to Party B/
8.3	Party A may exercise and deal with pledge right anytime when and after he sends the notice of violation to Party B as per condition 7.3
8.4	When Party A deals with pledge right according to the agreement, Party B shall not hamper, but offer the necessary help to him to realize his pledge right.

9  Assignment
9.1	Unless receiving the written approval of Party A in advance, Party B has no right to present or assign the rights and obligations under the agreement.
9.2	The agreement is binding upon both of Party B and his heir, and is valid for Party B and each heir and assignee.
9.3
Party A may assign all or any right and obligation to his appointed person (natural person or legal entity) anytime. Under that condition, the assignee has and bear the rights and obligations equal to that of Party A under the agreement. When Party A assigns the rights and obligations under the agreement, Party B shall accordingly assign the relevant agreement and / or documents signed by and between Party A and Party B as required by Party A.

9.4	The new both parties of pledge shall sign an agreement of pledge due to the change of Party A in the agreement, as a result of the assignment.

10	Termination
10.1	The agreement shall be terminated when the technical consulting service charge under Service Agreement has been paid up, and New Century has no longer born any obligation under Service Agreement.

11	Service Charge and Other Expenses
11.1
All the charges and actual expenses concerning the agreement, including but not limit to legal expenses, cost, stamp tax and any other taxes, expenses etc. shall be all born by Party B. If Party A shall pay the relevant taxes according to the provisions of the law, Party B will pay a complete compensation to Party A for the tax paid by him/

11.2
In case Party A lodges a claim against Party B by all means or adopting any way, due to his fails to pay his due taxes, expenses or other reasons, Party B shall bear all the expenses arising from thereof( including but not limit to various tax, service charge, management fee, court fee, consult fee, attorney’s fee and all kinds of insurance premiums etc.)

12	Force Majeure
12.1
When the performance of the agreement is delayed or hampered due to any event of “force majeure ”, the party whose performance is affected by force majeure shall not bear any responsility under the agreement for the delayed or hampered performance part of the agreement. Force majeure events mean any event that goes beyond one party\s reasonable control range and can not be avoided with the affected party’s reasonable attention, including but not limit to government action, natural force, fire, explosion, change of geography, storm, flood, earthquake, tide, flashing, or war. However, credit status, capital or lack of financing shall not be regarded as one of that. The party whose performance is affected by the event of “ force majeure” and who asks for exemption of responsility shall inform the other party of necessary process to complete the performance.

12.2
The party whose performance is affected by the event of “force majeure” shall not bear any responsibility under the agreement for that. However, only under the condition that the affected party has tried his reasonable and practical effort to perform the agreement, he may ask for and win exemption of responsibility performance just for the part of delayed or hampered performance. Once the cause of that exemption of responsibility is corrected and made up, the both parties agrees to try their best to restore to the performance under the agreement.

13	Disputation’s Settlement
13.1	The agreement is subject to and construed by the laws of China.
13.2
In case there are disputations arising from the interpretation and performance of the clauses under the agreement between the both parties of the agreement, the both parties shall settle them through friendly negotiation. Should no settlement be reached through negotiation, both parties may submit the case to China International Economic and Trade Arbitration Commission for arbitration. The current and valid arbitration rules of the commission are applied. The place of arbitration is in Beijing. Chinese is applied in the arbitration. The award of the arbitration shall be final and binding upon both parties. And it can apply to any court with jurisdiction for compulsory execution.

14	Notice
14.1
All the notices sent by both parties in the agreement to perform the rights and obligations under the agreement shall be made in the written form. When the notice is delivered by special person, it shall be subject to the actual arrival; When it is delivered by wire or fax, it shall be subject to the time the notice is sent; If the day to arrive is not the business day or is after the the business time, the next business day following the day is the day to arrive. The place of arrival is the address of the person concerned in the first page of the agreement or the appointed address that is informed of in the written form anytime in the following days, including by fax and wire.

15	Annex
15.1	The annexes as listed in the agreement shall form an integral part of the agreement.

16	Enter into Effect
16.1	The agreement and its modification, supplement or change shall be made in the written form, and enter into effect after signature and stamp
16.2	The agreement is made out in two originals, each copy written in Chinese and English languages. In case of any divergence of interpretation, the Chinese text shall prevail.

(There is no body of text in the following part)

The page is used to sign for the stock right pledge agreement. The agreement is signed in the first page with the definite date by and between the following both parties:

Party A: Century City Infrastructure Facility Co. Ltd. (seal)
Legal representative: Yu Mao (Signed)

Party B: Gong Li
Gong Li
Signed

Yu Mao
Yu Mao
Signed

Annex:
1.	the Name List of New Century Shareholders
2.	the Capital Contribution Certificate of New Century
3.	<<Business Cooperation and Consulting Service Agreement>>